Galaxy Gaming’s CEO Updates Progress

LAS VEGAS, August 24, 2009 (GLOBE NEWSWIRE) -- Secured Diversified Investment, Ltd., dba Galaxy Gaming (OTCBB: SECD - News), released today “An Open Letter to Shareholders” from the Company’s Chief Executive Officer, Robert B. Saucier.  The letter outlines Galaxy Gaming’s year-to-date results and provides insight into anticipated future accomplishments.

Among the highlights included in the letter…

•	The Company’s first quarter’s revenues increased 30% compared to 2008’s second quarter making it a record breaking quarter.
•	The Company’s second quarter’s revenues increased 34% compared to 2008’s second quarter making it another record breaking quarter.
•	The Company projected that its third quarter’s revenues would top $750,000, representing a 40% increase compared to 2008’s third quarter resulting in another record breaking quarter.
•
The Bonus Jackpot System (“BJS”), which launched in March, has exceeded expectations and currently has 94 BJS units installed, well on the path to completing the Company’s internal goal of 100 BJS units by the end of Q-3.

•	The Company announced expansion of its research and development effort by the hiring of additional engineers.
•	The Company expanded its sales force with the hiring of Deborah LaGrey-Steeno and Dean Barnett.
•	Galaxy Gaming provided examples whereby its performance has exceeded that of its primary competitor, Shuffle Master Gaming.

“As a public company, we have made a solid commitment to communicate to our investors and keep them informed as to our progress,” commented Mr. Saucier.  “Our periodic ‘Open Letter to Shareholders’ is just one of those methods.  We are in the process of creating a new galaxygaming.com website which will include an extensive and informative ‘For Investors’ section designed to assist in evaluating investment opportunities with our company,” added Mr. Saucier.

About Galaxy Gaming

Galaxy Gaming, (www.galaxygaming.com) is a leading developer of casino table games and enhanced electronic table game platforms and wagering systems.  Galaxy Gaming designs, engineers, markets and distributes its games, products and services throughout North America and on cruise ships worldwide.  It owns global rights to popular table game content, including Lucky Ladies, Texas Shootout, Emperor’s Challenge Pai Gow Poker and numerous other titles.  It also has developed innovative table game platforms known as the Bet Tabulator System, TableVision, and the Bonus Jackpot System.  Galaxy Gaming, headquartered in Las Vegas, is the industry’s second largest provider of casino table games and associated products.

Forward Looking Statements

This release contains certain "forward-looking statements" relating to the business of the Company which can be identified by the use of forward-looking terminology such as "believes", "expects", or similar expressions.  Such statements involve risks and uncertainties, including all business uncertainties relating to product development, marketing, market acceptance, future capital requirements, competition and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated, or expected.  The Company expressly disclaims any obligation to update or alter its forward-looking statements.

Contact:

Galaxy Gaming, Inc.
Robert B. Saucier, CEO
702-939-3254 / fax: 702-939-3255